                                                                    EXHIBIT h(8)

                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this _____ day of August, 2002 between AIM Investment Securities Funds (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Distributors, Inc. ("Distributors").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Distributors agree as follows:

         The Trust and Distributors agree until the date set forth on the attached Exhibit "A" that Distributors will waive Rule 12b-1 distribution plan payments at the rates set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Trust nor Distributors may remove or amend the waivers to the Trust's detriment prior to the date set forth on Exhibit "A." Distributors will not have any right to reimbursement of any amount so waived.

         The Trust and Distributors agree to review the then-current waivers for each class of the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers should be amended, continued or terminated. Unless the Trust, by vote of its Board of Trustees, or Distributors terminates the waivers, or the Trust and Distributors are unable to reach an agreement on the amount of the waivers to which the Trust and Distributors desire to be bound, the waivers will continue for additional one-year terms at the rate to which the Trust and Distributors mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Trust and Distributors agree to be bound.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, the Trust and Distributors have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM Investment Securities Funds,
                                    on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement

                                    By:
                                           ------------------------------------

                                    Title:
                                           ------------------------------------


                                    A I M Distributors, Inc.

                                    By:
                                           ------------------------------------

                                    Title:
                                           ------------------------------------

                                  EXHIBIT "A"

                         AIM INVESTMENT SECURITIES FUNDS


       FUND                            WAIVER                COMMITTED UNTIL
       ----                            ------                ---------------
AIM Short Term Bond Fund      0.40% of Rule 12b-1            August 31, 2003
   Class C                    distribution plan payments
                              on average net assets